Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND MARKED WITH  “[***]”. AN UNREDACTED VERSION OF THE DOCUMENT HAS ALSO BEEN FURNISHED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION AS REQUIRED BY RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

JPMorgan Chase Bank, National Association
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England

June 12, 2012

Janssen Pharmaceutical
Little Island Industrial Estate
Little Island
County Cork
Ireland

Re:  Cover Letter for Accelerated Share Repurchase

Ladies and Gentlemen:

JPMorgan Chase Bank, National Association, London Branch (the “Seller”) agrees to sell to Janssen Pharmaceutical, a company organized under the laws of Ireland and acting on its own behalf and not as an agent of any other entity (the “Company”), and the Company agrees to purchase from the Seller, for settlement (share delivery) on June 13, 2012 (the “Purchase Date”), 101,870,028 shares (the “Initial Shares”) of capital stock, par value $1.00 per share (the “Common Stock”), of Johnson & Johnson, a New Jersey corporation (the “Issuer”), at a purchase price equal to $6,425,961,366 (the “Purchase Price”) on a free delivery basis.  Delivery of the Initial Shares shall be made at or after 5:00 p.m., New York City time (the “Earliest Delivery Time”), on the Purchase Date, to an account specified by the Company prior to such time, and the Seller shall not deliver any of the Initial Shares to the Company earlier than the Earliest Delivery Time on the Purchase Date.  Notwithstanding the foregoing, the Company shall have the right to increase or decrease the number of Initial Shares to not more than 101,870,028 shares (the “Maximum Initial Shares”) and not less than 101,870,028 shares (the “Minimum Initial Shares”) by written notice, which may be delivered by electronic mail, to the Seller prior to 2:00 p.m., New York City time, on the Purchase Date (a “Change Notice”); provided that such Change Notice shall contain a representation and warranty of the Company to the Seller that at the time such notice is delivered, none of the Company and its officers and directors is aware of any material nonpublic information regarding the Issuer or the Common Stock.  If the Seller is unable to borrow, on commercially reasonable terms, a number of shares of Common Stock equal to the number of Initial Shares (as increased or decreased by any Change Notice but without reduction as set forth in this sentence) and deliver such shares to the Company on the Purchase Date, then the number of Initial Shares shall be reduced to such number of shares of Common Stock as the Seller is able to so borrow and deliver and the Purchase Price shall be reduced correspondingly (a “Borrow Unavailability Reduction”).  In addition, if the number of Initial Shares (as increased or decreased by any Change Notice and after giving effect to any Borrow Unavailability Reduction) is less than the Maximum Initial Shares, then the Purchase Price shall be reduced by an amount equal to the product of (x) the number of shares of Common Stock by which the Maximum Initial Shares exceeds such number of Initial Shares and (y) $63.08, and if prior to such reduction a higher Purchase Price had been paid by the Company, then on the Trading Day immediately following the Purchase Date, the Seller shall return to the Company an amount equal to the excess of the higher Purchase Price so paid over the Purchase Price as so reduced, without interest.  The Seller’s obligation to deliver the Initial Shares on the Purchase Date is conditioned upon the Company’s payment of the Purchase Price at or prior to noon, New York City time, on the Purchase Date.

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746
Registered Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority

The Seller shall use reasonable best efforts to so borrow and deliver the Minimum Initial Shares (without giving effect to any Borrow Unavailability Reduction).  For the avoidance doubt, in using such reasonable best efforts, the Seller shall act in good faith and in accordance with its then current policies, practices and procedures (including without limitation any policies, practices or procedures relating to counterparty risk, market risk, reputational risk, credit, documentation, legal, regulatory capital, compliance and collateral), and shall not be required to enter into any securities lending transaction or transact with any potential securities lender if such transaction would not be in accordance with such policies, practices and procedures.  If the number of Initial Shares (as increased or decreased by any Change Notice) exceeds the Minimum Initial Shares, then, notwithstanding any other provision of the Agreement (as defined below) to the contrary, the Seller shall not be liable in any way for any inability to borrow any shares in excess of the Minimum Initial Shares, and the only consequence of any such inability shall be a Borrow Unavailability Reduction.  Promptly upon request from the Company prior to the Earliest Delivery Time, the Seller shall orally inform the Company of the Seller’s good faith estimate of the minimum number of shares of Common Stock that the Seller will be able to deliver to the Company at or after the Earliest Delivery Time on the Purchase Date.  For the avoidance of doubt, the giving of any such estimate shall not alter the Seller’s obligations in respect of any of the Initial Shares as set forth in the Agreement.

The Seller and the Company agree that time is of the essence with respect to the delivery of the Initial Shares pursuant to the Agreement (as defined below).  Notwithstanding the foregoing, (i) the Seller shall not be responsible for the acts or omissions of any third parties, including any transfer agent, custodian, stock lender or clearance system, or of the Issuer, the Company or any affiliate or agent of the Issuer or the Company and (ii) the Seller shall not be liable for any special, consequential or indirect damages resulting from any failure to fulfill its obligations in respect of the Initial Shares (before any reduction as provided above) when due.  Without limiting the generality of the immediately preceding sentence, the Seller shall have fulfilled its obligations under the Agreement to deliver the Initial Shares if the Seller has deposited the Initial Shares into the Seller’s account at Computershare Trust Company, N.A. (the “Custodian”), the further transfer and delivery to the Company of the Initial Shares is not limited in any way by any action or inaction by the Seller or its affiliates and the Seller has instructed the Custodian to transfer the Initial Shares at or after the Earliest Delivery Time on the Purchase Date from such account to the Company’s account at the Custodian.

The Seller and the Company agree that the sale and purchase of the Initial Shares is subject to the agreements, terms and conditions set forth in the Schedule of Standard Terms and Conditions attached hereto as Annex I, which is incorporated by reference herein and is an integral part of this agreement (the “Schedule” and, together with this Cover Letter for Accelerated Share Repurchase, the “Agreement”).  Capitalized terms used but not defined herein shall have the meaning assigned to them in the Schedule.

Notwithstanding anything to the contrary contained in the Agreement (including the Schedule), the following shall be conditions precedent to the effectiveness of the Agreement and the transactions contemplated thereby: (i) no later than the date hereof, the Seller and the Issuer shall enter into a guarantee agreement substantially in the form set forth in Annex II hereto (the “Guarantee”), (ii) the Company shall deliver to the Seller on or prior to the Purchase Date an opinion of counsel to the Company substantially to the effect set forth in the first sentence of Section 12(g) and Section 12(j) of the Schedule, in form and substance reasonably acceptable to the Seller, which opinion shall be rendered by nationally recognized outside counsel to the Company, except for the opinion substantially to the effect set forth in the first sentence of Section 12(g) of the Schedule, which may be rendered by internal counsel to the Company, (iii) the Company and the Company’s Irish counsel shall have provided to the Seller and the Seller’s Irish counsel such information and documents as the Seller shall have reasonably requested to allow the Seller’s Irish counsel to deliver to the Seller an opinion substantially to the effect set forth in Sections 12(b), 12(g) and 12(h) of the Schedule with respect to matters of Irish law, and (iv) the Company shall complete, execute and deliver to the Seller on or prior to the Purchase Date a valid and materially accurate and complete United States Internal Revenue Service Form W-8BEN (or successor thereto).

The Company hereby informs the Seller that it intends to enter into a similar letter agreement with a separate financial institution (the “Other Agreement”), and that it has structured each letter agreement such that no “Relevant Day” in such similar letter agreement is a Relevant Day under the Agreement.  For the avoidance of doubt, the Agreement creates no rights or obligations as between Seller #1 and Seller #2 (each as defined below).

Notwithstanding anything to the contrary in the Agreement, the Company shall have the right, in its sole discretion, to cancel the Agreement and the transactions contemplated thereby at any time (the “Cancellation Time”) prior to the Averaging Period Start Date, upon prior notice to the Seller.  Any such notice of cancellation shall be delivered to each of the employees of the Seller specified in Schedule I hereto, and not to any other employees or agents of the Seller.  At the time the Company gives any such notice of cancellation, or as soon thereafter as such representation and warranty would be true, the Company shall represent and warrant in writing to the Seller that none of the Company and its officers and directors is aware of any material nonpublic information regarding the Issuer or the Common Stock (the “MNPI Representation”).  If the Cancellation Time occurs prior to the time (the “Time of Ownership”) at which ownership of the Initial Shares passes to the Company or its agent (the Time of Ownership to be the earliest time determined by either party in good faith upon the advice of counsel), then the Agreement and the transactions contemplated thereby shall be cancelled and shall terminate without any obligation of any party thereto; provided that (i) if the Purchase Price had been paid prior to the Cancellation Time, the Seller shall promptly return the Purchase Price to the Company; (ii) the Company shall, upon reasonable request of the Seller, assist in the return of any of the Initial Shares to the Seller or to any counterparties to stock loan transactions with the Seller, and (iii) the Company shall pay to the Seller the amount of the Seller’s cost to borrow shares of Common Stock (including related funding costs) incurred in connection with the transactions contemplated by the Agreement, as determined by the Calculation Agent in accordance with Section 11 of the Schedule.  Notwithstanding the foregoing, (A) the Company shall not give notice of any such cancellation between 9:00 a.m. and 4:30 p.m., New York City time, on any Trading Day, unless the Company shall have previously publicly disclosed the fact that the transactions contemplated by the Agreement are being cancelled in a Form 8-K filed with the Securities and Exchange Commission (and the Seller may deem the filing of any such Form 8-K as notice of a cancellation of the transactions contemplated by the Agreement), in which case the Company shall also substantially contemporaneously with such filing, give separate notice of such cancellation to the Seller, and any such notice delivered in violation of this sentence shall not be effective to cancel the transactions contemplated by the Agreement; and (B) if the Company gives notice of any such cancellation at any other time, the Company shall publicly disclose the fact that the transactions contemplated by the Agreement are being cancelled in a Form 8-K filed with the Securities and Exchange Commission no later than 9:30 a.m., New York City time, following the time at which such notice is given, and the Company acknowledges that failure to timely make such filing could result in significant trading losses by the Seller and its affiliates.

If the Cancellation Time occurs at or after the Time of Ownership, then the Agreement and the transactions contemplated thereby shall be cancelled and shall terminate in accordance with the following terms:

(i)         The Company shall promptly, and in any event within two scheduled Trading Days of the Cancellation Time (but no earlier than as requested by the Seller), deliver to the Seller a number of shares of Common Stock equal to the number of Initial Shares (the “Cancellation Shares”) and, promptly following such delivery, the Seller shall return the Purchase Price to the Company; provided that such delivery and return is subject to adjustment by the Calculation Agent in accordance with Section 11 of the Schedule to account for the Close-out Amount (as defined in the 2002 ISDA Master Agreement, as published by the International Swaps and Derivatives Association, Inc., with the transactions contemplated by the Agreement deemed to be the sole Transaction under such Master Agreement) in respect of such termination.  The Calculation Agent shall notify the parties of the amount of such adjustment, expressed both as a number of shares of Common Stock and as an amount of cash in U.S. dollars, promptly following the Cancellation Time, and the Company shall have the right, in its sole discretion, to elect that such adjustment be effected as an adjustment to the number of Cancellation Shares so delivered by the Company to the Seller or as an adjustment to the amount of cash so returned by the Seller to the Company.  For the avoidance of doubt, in determining such Close-out Amount, the Calculation Agent shall take into account the anticipated entry into the Share Sales Agreement (as defined below) and the transactions contemplated thereby.

(ii)         The Company shall cause the Issuer to promptly, and in any event within two scheduled Trading Days of the Cancellation Time, execute and deliver a Share Sales Agreement, substantially in the form of Annex V hereto, with the Seller and the Seller’s Broker-Dealer Entity (the “Share Sales Agreement”), covering the sale of the Cancellation Shares by the Seller or its affiliate.

(iii)         If the number of Cancellation Shares exceeds the number of shares of Common Stock comprising Seller’s net short position in respect of the transactions contemplated by the Agreement at the Cancellation Time (such latter number of shares, the “Short Position”), then any Cancellation Shares in excess of the Short Position shall be “Excess Shares” and the following provisions shall apply.  At the Cancellation Time, a notional balance (the “Excess Shares Balance”) shall be established with an initial balance equal to the product of the number of Excess Shares and the per share market value of the Common Stock at the Cancellation Time, as determined by the Calculation Agent in accordance with Section 11 of the Schedule.  The Seller or its affiliate shall, promptly following delivery of the Cancellation Shares, the execution of the Share Sales Agreement and the availability of the Prospectus (as defined therein) thereunder as provided therein, commence sales of the Excess Shares on Scheduled Relevant Days pursuant to the Share Sales Agreement, and 99% of the net proceeds of such sales shall be applied to reduce the Excess Shares Balance.  If all of the Excess Shares have been sold and the Excess Shares Balance has not been reduced to zero, then the Seller shall so notify the Company and the Company shall, within one scheduled Trading Day of such notice, either (A) pay an amount to the Seller equal to the remaining Excess Shares Balance, or (B) deliver to the Seller a number of additional shares of Common Stock (“Make-whole Excess Shares”) equal to (x) the remaining Excess Shares Balance divided by (y)(1) the per share market value of the Common Stock, as determined by the Calculation Agent in accordance with Section 11 of the Schedule multiplied by (2) 99%.  The Company may elect either clause (A) or clause (B) of the immediately preceding sentence in its sole discretion.  If the Company elects to deliver Make-whole Excess Shares, those Make-whole Excess Shares will be deemed to be Excess Shares pursuant to this subparagraph (iii) and the provisions of this subparagraph (iii) shall apply until the Excess Shares Balance has been reduced to zero (for the avoidance of doubt, the delivery of Make-whole Excess Shares shall not increase the Excess Shares Balance).  If at any time the Excess Shares Balance has been reduced to zero and the Seller or its affiliate has so sold fewer than all of Excess Shares and any Make-whole Excess Shares, then the Seller shall promptly return to the Company any Excess Shares or Make-whole Excess Shares remaining unsold at the time the Excess Shares Balance is reduced to zero.  For the avoidance of doubt, sales of the Excess Shares and any Make-whole Excess Shares pursuant to this subparagraph (iii) shall be completed prior to the commencement of sales of the Cancellation Shares that are not Excess Shares pursuant to the Share Sales Agreement.  Notwithstanding the foregoing, the Company shall not be required to deliver more than the Maximum Deliverable Number of shares of Common Stock as Make-whole Excess Shares hereunder.

If the Company cancels the transactions contemplated by the Other Agreement pursuant to a cancellation right similar to that described above, the Company shall immediately notify the Seller, and, if the Company does not elect to cancel the transactions contemplated by the Agreement substantially contemporaneously with such cancellation of the transactions contemplated by the Other Agreement, then the Seller shall have the right to cancel the transactions contemplated by the Agreement with the same effect as if the Company had elected to cancel the transactions contemplated by the Agreement as provided above.

For purposes of the Agreement, the following terms shall have the following meanings:

“Premium to VWAP” means $[***].

“Calculation Agent” means      JPMorgan Chase Bank, National Association, London Branch.

“Restricted Contact Personnel” means the individuals set forth in Annex III hereto as may be updated from time to time by written notice from the Seller to the Company.

“Averaging Period” means the period commencing on the Averaging Period Start Date and ending on the Scheduled Relevant Day that is the 125th Scheduled Relevant Day after (and including) such Averaging Period Start Date, subject to suspension or extension as provided for in the Agreement; provided that the Seller shall have the right to designate any Relevant Day on or after the First Acceleration Date to be the last day of the Averaging Period (the “Accelerated End Date”) by delivering notice to the Company of such designation prior to 11:59 p.m., New York City time, on the Relevant Day immediately following the designated Accelerated End Date.  Notwithstanding the foregoing, if the last day of the Averaging Period would otherwise occur during any Acceleration Blackout Period and the Settlement Amount would otherwise be greater than zero, then the last day of the Averaging Period shall be the first Relevant Day after the last day of such Acceleration Blackout Period.  “Acceleration Blackout Period” means each of the following periods (inclusive in each case):  (i) June 25 to July 1, 2012; (ii) September 24 to September 30, 2012; (iii) December 21 to December 30, 2012; (iv) March 22 to March 31, 2013; (v) June 24 to June 30, 2013; (vi) September 23 to September 29, 2013; (vii) December 20 to December 29, 2013; and (viii) any subsequent period ending on the Sunday nearest to the last day of each March, June, September and December and beginning on the fifth scheduled Trading Day before such Sunday.

“Averaging Period Start Date” means June 20, 2012.

“First Acceleration Date” means the first Scheduled Relevant Day occurring on or after [***].

“Scheduled Relevant Day” means each day listed in Annex IV hereto and every second day after the last day so listed that is, as of December 1, 2013, a day on which the NYSE is scheduled to be open for business for a full trading day.

“Other Bank Completion Date” means the date, if any, prior to the date on which all payments and deliveries under the Agreement have been completed, that is (i) if the Company owes value upon final settlement of the Other Agreement, the last day of the Valuation Period under, and as defined in, the Other Agreement, or (ii) if the Company is owed value upon final settlement of the Other Agreement, the Relevant Period End Date under, and as defined in, the Other Agreement.

The Company shall notify the Seller of the scheduled date of the Other Bank Completion Date, if any, promptly upon, and in any event no later than 9:00 a.m., New York City time, on the NYSE business day immediately following the time of, the scheduled date of the Other Bank Completion Date becoming known.  If the Other Bank Completion Date does not occur on such scheduled Other Bank Completion Date, the Company shall so notify the Seller no later than such scheduled Other Bank Completion Date of such occurrence, and shall subsequently notify the Seller of the occurrence of the Other Bank Completion Date no later than the Other Bank Completion Date.

References in this Cover Letter for Accelerated Share Repurchase to “Seller #1” and “Seller #2” are to the Seller and the financial institution mentioned in the sixth paragraph of this letter agreement (with references to “Seller # 1” being references to the Seller).

The Company agrees that it shall cause the Issuer not to, and shall cause the Issuer to cause its direct and indirect subsidiaries not to, treat any failure by the Seller to fulfill its obligations in respect of the Initial Shares (before any reduction as provided herein) when due as a default under the Agreement for purposes of any cross-default, “default under specified transaction” or similar provision in any other agreement or instrument, including, without limitation, any ISDA Master Agreement, to which the Issuer, or any of its direct or indirect subsidiaries, and the Seller or any of its affiliates is a party.  For the avoidance of doubt, the Seller shall be liable for damages resulting from a failure to fulfill its obligations in respect of a delivery under the Agreement to the extent set forth herein.

Notices to be given in connection with the Agreement (including the Schedule) shall be made:

(a)           If to the Company:

Janssen Pharmaceutical
Little Island Industrial Estate
Little Island
County Cork
Ireland
Attn:                   Director
Telephone:        1 (732) 524 - 3339

with a copy to

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933

Attn:                   Office of the General Counsel
Facsimile:           1 (732) 524 - 2788

(b)           If to the Seller:

JPMorgan Chase Bank, National Association
EDG Marketing Support
Email:                   EDG_OTC_HEDGING_MS@jpmorgan.com
Facsimile:           1-866-886-4506

with copies to:

Attn: Title: Telephone: Facsimile: Email:	Mr. Jason M. Wood Managing Director (212) 622-8783 (415) 226-0616 jason.m.wood@jpmorgan.com

Attn: Title: Telephone: Facsimile: Email:	Mr. David A. Seaman Managing Director (212) 622-5271 (212) 622-0105 david.a.seaman@jpmorgan.com

Attn: Title: Telephone: Facsimile: Email:	Mr. Yun Xie Associate (212) 622-5601 (917) 464-2512 yun.x.xie@jpmorgan.com

The Seller and the Company hereby agree that this Cover Letter for Accelerated Share Repurchase may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Cover Letter by signing and delivering one or more counterparts.

The Seller and the Company hereby agree that if any term, provision, covenant, or condition of the Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions thereof shall continue in full force and effect as if the Agreement had been executed with the invalid or unenforceable portion eliminated, so long as the Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of the Agreement and the deletion of such portion of the Agreement will not substantially impair the respective benefits or expectations of the parties to the Agreement.

Please confirm your agreement to the foregoing by signing and returning to EDG Confirmation Group, J.P. Morgan Securities LLC via facsimile at (212) 622 8519 the enclosed duplicate copy of this Cover Letter for Accelerated Share Repurchase.

Yours sincerely,

J.P. MORGAN SECURITIES LLC, as agent for JPMorgan Chase Bank, National Association

By:	/s/ Jason M. Wood
Name: Jason M. Wood
Title: Managing Director

Acknowledged and agreed to as of the date first written above

JANSSEN PHARMACEUTICAL

By:	/s/ Michael P. Reilly
Name: Michael P. Reilly
Title: Director

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746
Registered Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority

Annex I

CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND MARKED WITH “[***]”. AN UNREDACTED VERSION OF THE DOCUMENT HAS ALSO BEEN FURNISHED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION AS REQUIRED BY RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Accelerated Share Repurchase
Schedule of Standard Terms and Conditions (this “Schedule”)

SECTION 1. Cover Letter.  Reference is hereby made to the Cover Letter for Accelerated Share Repurchase to which this Schedule is attached as Annex I (the “Cover Letter” and, together with this Schedule, the “Agreement”), between Janssen Pharmaceutical, a company organized under the laws of Ireland and acting on its own behalf and not as an agent of any other entity (the “Company”) and the other party thereto (the “Seller”), dated June 12, 2012, pursuant to which the Seller will sell to the Company, and the Company will purchase from the Seller for settlement on the Purchase Date, the Initial Shares of capital stock, par value $1.00 per share (the “Common Stock”), of Johnson & Johnson, a New Jersey corporation (the “Issuer”) at the Purchase Price.

SECTION 2.  Definitions.

As used in this Schedule, the following terms shall have the following meanings:

“Acceleration Blackout Period” has the meaning specified in the Cover Letter.

“Acceleration Date” has the meaning specified in Section 7(c).

“Acquisition Transaction” means (i) any Merger Event or Tender Offer, (ii) the sale or transfer of all or substantially all of the assets of the Issuer, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by the Issuer or any of its subsidiaries where the aggregate consideration transferable or receivable by or to the company or its subsidiaries exceeds 15% of the market capitalization of the Issuer and (v) any transaction in which the Issuer or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

“Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that the Issuer or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction or (v) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention).  Announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement made by the Issuer, the Company or any of their affiliates and any bona fide public announcement made by any other party or potential party to an Acquisition Transaction or potential Acquisition Transaction.

“Additional Purchase Period” means, in the case that the Settlement Amount is less than zero, the period commencing on the Relevant Day immediately following the last day of the Averaging Period (or, in the event that the Seller designates an Accelerated End Date pursuant to, and as defined in, the Cover Letter, commencing on the third Relevant Day immediately following the date of such designation) and ending on a Relevant Day determined by the Seller in good faith and in its reasonable discretion necessary to permit Seller to acquire any shares of Common Stock required to close out any remaining open stock borrow maintained in connection with its delivery of the Initial Shares by notice to the Company on or prior to the first day of the Additional Purchase Period; provided that, without limiting the generality of Section 3(c), if the Share Amount for any Relevant Day in the Additional Purchase Period would exceed the number of shares of Common Stock that the Issuer could have purchased on such Relevant Day in compliance with the conditions set forth in Rule 10b-18, then the Calculation Agent may extend the Additional Purchase Period in a manner intended to result in adjusted Share Amounts that do not exceed such Rule 10b-18 compliant number of shares of Common Stock, and adjust any Share Amounts as appropriate to reflect such extension. The Seller shall notify the Company of any such extension as soon as reasonably practicable, but in no event later than the date that would have been the last Relevant Day of the Additional Purchase Period prior to such extension.  For the avoidance of doubt, if the Settlement Amount is greater than zero, there will be no Additional Purchase Period.

“Agreement” has the meaning specified in Section 1.

“Average Purchase Price” means the arithmetic average of the Daily Average Prices for all Relevant Days during the Averaging Period.

“Averaging Period” has the meaning specified in the Cover Letter.

“Calculation Agent” has the meaning specified in the Cover Letter.

“Cash Settlement Amount” means the absolute value of the Settlement Amount multiplied by the Cash Settlement Price.

“Cash Settlement Price” means the arithmetic average of the Daily Average Prices for all Relevant Days during the Additional Purchase Period.

“Common Stock” has the meaning specified in Section 1.

“Company” has the meaning specified in Section 1.

“Company Bankruptcy” means the Company (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv)(A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof; (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, examiner or other similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets; (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) above (inclusive); or (ix) takes any action indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Company Election Notice” has the meaning specified in Section 5(a).

“Cover Letter” has the meaning specified in Section 1.

“Daily Average Price” means, (i) for any Relevant Day in the Averaging Period, the Reported VWAP for such Trading Day plus the Premium to VWAP or (ii) for any Relevant Day in the Additional Purchase Period, the Reported VWAP for such Relevant Day.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary Dividend” has the meaning specified in Section 7(c).

“Federal Funds Rate” means, for any day, the rate on such day for Federal Funds, as published by Bloomberg and found by pressing the following letters “FEDSOPEN” followed by pressing the <Index> key and pressing the following letters “HP” followed by pressing the <Go> key; provided that if any such day is not a New York Banking Day, the Federal Funds Rate for such day shall be the Federal Funds Rate for the immediately preceding New York Banking Day.

“Initial Shares” has the meaning specified in the Cover Letter.

“Internal Equity Transaction” means any transaction between any Issuer Entities relating to the Common Stock, including without limitation derivatives such as equity hedges; provided that such transaction does not include or result in, directly or indirectly, the purchase or sale of Common Stock in the public market.

“ISDA Definitions” means the 2002 ISDA Equity Derivatives Definitions, as published by the International Swaps and Derivatives Association, Inc.  For purposes of all references to the ISDA Definitions, the Issuer is the Issuer and the Shares are shares of Common Stock.

“Issuer” has the meaning specified in Section 1.

“Issuer Entity” means the Issuer, the Company and each other subsidiary of the Issuer.

“Make-Whole Payment Shares” has the meaning specified in Section 5(c).

“Maximum Deliverable Number” means the number of Initial Shares multiplied by two, subject to adjustment pursuant to Section 7(d).

“Merger Event” has the meaning specified in the ISDA Definitions.  For purposes of the definition of Merger Event in the ISDA Definitions, the final Valuation Date shall be deemed to be the Scheduled Last Averaging Date.

“Moody’s” has the meaning specified in Section 9.

“New York Banking Day” means any day except for a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

“NYSE” means the New York Stock Exchange or any successor.

“Other Transaction” has the meaning specified in Section 4.

“Payment Shares” means Registered Payment Shares, Restricted Payment Shares or Make-Whole Payment Shares.

“Potential Adjustment Event” has the meaning specified in the ISDA Definitions; provided that clauses (iii) and (vii) of such definition are deleted; and provided, further, that any Other Transaction shall be deemed not to be a Potential Adjustment Event.

“Premium to VWAP” has the meaning specified in the Cover Letter.

“Private Placement Agreement” has the meaning specified in Section 6(b)(iii).

“Prospectus” has the meaning specified in Section 6(a)(i).

“Purchase Completion Date” means, if the Settlement Amount is greater than zero, the last day of the Averaging Period or, if the Settlement Amount is less than zero, the last day of the Additional Purchase Period.

“Purchase Date” has the meaning specified in the Cover Letter.

“Purchase Price” has the meaning specified in the Cover Letter.

“Registered Payment Shares” has the meaning specified in Section 5(a)(ii).

“Registered Share Daily Average Price” means, for any Trading Day, the dollar volume weighted average price per share of Common Stock for that Trading Day as reported on Bloomberg Page “JNJ <Equity> AQR” (or any successor thereto), or, in the event such price is not so reported on such Trading Day for any reason, as reasonably determined by the Calculation Agent; provided that, in the event the Calculation Agent determines pursuant to “Trading Day” below that a Trading Day during the Valuation Period is a Trading Day only in part, the Calculation Agent shall determine the Registered Share Daily Average Price for such partial Trading Day based on transactions in the Common Stock on such partial Trading Day effected from the opening of trading on the NYSE until the occurrence of the relevant disruption pursuant to (ii) or (iii) of the definition of “Trading Day” and during the period from the end of the relevant disruption to the scheduled close of trading on the NYSE (or, if the nature of the relevant disruption is such that it does not occur or end in a binary fashion, then the Calculation Agent shall determine the Registered Share Daily Average Price for such partial Trading Day based on transactions in the Common Stock on such partial Trading Day taking into account the nature and duration of such disruption), and shall adjust any Valuation Fraction correspondingly.

“Registration Statement” has the meaning specified in Section 6(a)(i).

“Regulation M” means Regulation M under the Exchange Act.

“Relevant Day” means each Scheduled Relevant Day that is a Trading Day.

“Relevant Period” means the period beginning on the first day of the Averaging Period and ending on the Relevant Period End Date.

“Relevant Period End Date” means (i) if the Settlement Amount is greater than zero, the earlier of (A) the Scheduled Last Averaging Date and (B) the date two Relevant Days immediately following the Purchase Completion Date, or (ii) if the Settlement Amount is less than zero, the Purchase Completion Date.

“Remaining Scheduled Days” means the scheduled number of Relevant Days remaining until the Scheduled Last Averaging Date or in the Additional Purchase Period as of the time of any suspension of the Averaging Period or the Additional Purchase Period, as the case may be.

“Reported VWAP” means, for any Trading Day, the Rule 10b-18 dollar volume weighted average price per share of Common Stock for that Trading Day as reported on Bloomberg Page “JNJ <Equity> AQR SEC” (or any successor thereto), or, in the event such price is not so reported on such Trading Day for any reason, as reasonably determined by the Calculation Agent; provided that, in the event the Calculation Agent determines pursuant to “Trading Day” below that a Trading Day during the Averaging Period or Additional Purchase Period is a Trading Day only in part, the Calculation Agent shall determine the Reported VWAP for such partial Trading Day based on Rule 10b-18 eligible transactions in the Common Stock on such partial Trading Day effected from the opening of trading on the NYSE until the occurrence of the relevant disruption pursuant to (ii) or (iii) of the definition of “Trading Day” and during the period from the end of the relevant disruption to, but excluding, the last ten minutes prior to the scheduled close of trading on the NYSE (or, if the nature of the relevant disruption is such that it does not occur or end in a binary fashion, then the Calculation Agent shall determine the Reported VWAP for such partial Trading Day based on Rule 10b-18 eligible transactions in the Common Stock on such partial Trading Day taking into account the nature and duration of such disruption), and, if such partial Trading Day is during the Averaging Period, shall base the Average Purchase Price on an appropriately weighted average instead of the arithmetic average or, if such partial Trading Day is during the Additional Purchase Period, shall base the Cash Settlement Price on an appropriately weighted average instead of the arithmetic average.

“Requirements” has the meaning specified in Section 3(c).

“Restricted Contact Personnel” has the meaning specified in the Cover Letter.

“Restricted Payment Shares” has the meaning specified in Section 5(a)(ii).

“Restricted Share Amount” means the quotient of (i) the Cash Settlement Amount divided by (ii) the Restricted Share Value of a Restricted Payment Share.

“Restricted Share Value” means, with respect to any Restricted Payment Shares or Make-Whole Payment Shares, 97% of the value thereof per share to the Seller, determined by the Calculation Agent by commercially reasonable means.

“Rule 10b-18” means Rule 10b-18 under the Exchange Act.

“S&P” has the meaning specified in Section 9.

“Scheduled Last Averaging Date” means the scheduled last Relevant Day of the Averaging Period, without regard to the Seller’s right to accelerate the last day of the Averaging Period as provided in the Cover Letter.

“Scheduled Relevant Day” has the meaning specified in the Cover Letter.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning specified in Section 1.

“Seller’s Broker-Dealer Entity” means the entity, if any, specified as such in the Cover Letter.

“Settlement Amount” means a number of Shares of Common Stock equal to the number of Settlement Shares minus the number of Initial Shares.

“Settlement Balance” has the meaning specified in Section 5(c).

“Settlement Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.  A Settlement Day “corresponds” to a Trading Day (including, without limitation, the Purchase Completion Date) if it is the day for settlement of regular way transactions for equity securities entered into on the NYSE on that Trading Day.

“Settlement Shares” means a number of shares of Common Stock equal to the Purchase Price divided by the Average Purchase Price.

“Share Amount” means, for any Relevant Day in the Additional Purchase Period, the product of (i) the Valuation Fraction multiplied by (ii) the absolute value of the Settlement Amount or, for any Relevant Day in the Valuation Period, the quotient of (i) the product of (A) the Valuation Fraction multiplied by (B) the Cash Settlement Amount, divided by (ii) 99% of the Registered Share Daily Average Price for that Relevant Day.

“Share Settlement” means any settlement pursuant to Section 5(a)(ii)(A) or Section 5(a)(ii)(B).

“Tender Offer” has the meaning specified in the ISDA Definitions; provided, however, that the reference to “10%” in the definition of such term is replaced by “50%”.

“Termination Price Event” means that the closing price per share of the Common Stock on the NYSE for any two consecutive Trading Days is less than $[***].

“Trading Day” means any day (i) other than a Saturday, a Sunday, a day on which the NYSE is not open for business, July 3, 2012, November 23, 2012, December 24, 2012, July 3, 2013, November 29, 2013 or December 24, 2013, (ii) during which trading in the Common Stock on the NYSE has not been suspended and (iii) during which there has not been, in the Calculation Agent’s good faith judgment, a material limitation in the trading of Common Stock on the NYSE or any other exchange, electronic communication network or quotation system in the United States where material trading in the Common Stock occurs; provided that, notwithstanding anything to the contrary in the Agreement, if any of the events enumerated in (ii) or (iii) above occurs during the Averaging Period, the Additional Purchase Period or the Valuation Period, the Calculation Agent shall, if appropriate in light of the time or times during the regular trading day that such event occurred and was continuing, either determine that such date is a Trading Day only in part, in which case the Calculation Agent shall make such adjustments as provided for under “Reported VWAP” or “Registered Share Daily Average Price” above, or determine that such date is not a Trading Day.  If the Calculation Agent determines that such date is not a Trading Day and such date falls during the Averaging Period, the Additional Purchase Period or the Valuation Period, then the Calculation Agent shall postpone the Scheduled Last Averaging Date or extend the Additional Purchase Period or Valuation Period, as the case may be, in each case, by one additional Relevant Day.  The Seller shall notify the Company of any such extension as soon as reasonably practicable, but in no event later than the date that would have been the scheduled last Relevant Day of the Averaging Period, Additional Purchase Period or Valuation Period, as applicable, prior to such extension.  For the avoidance of doubt, if the Seller suspends the Averaging Period, the Additional Purchase Period or the Valuation Period for an entire day pursuant to Section 3(c), such day shall not be considered a Trading Day.

“Transfer Agreement” has the meaning specified in Section 6(a)(iv).

“Valuation Fraction” means a fraction, the numerator of which is one and the denominator of which is the number of Relevant Days in the Additional Purchase Period or the Valuation Period, as applicable.

“Valuation Period” means, in the case of any Share Settlement, the period commencing on the Relevant Day immediately following the Purchase Completion Date and ending on a Relevant Day determined by the Seller in its good faith reasonable discretion by notice to the Company on or prior to the first day of the Valuation Period.

SECTION 3.  Seller Purchases.

(a)      The Initial Shares may be sold short to the Company.  It is understood that on any Relevant Day during the Averaging Period and any Additional Purchase Period the Seller may purchase shares of Common Stock in connection with the Agreement, which shares may be used to cover all or a portion of such short sale.  Such purchases will be conducted independently of the Company. The timing of such purchases by the Seller, the number of shares purchased by the Seller on any day, the price paid per share of Common Stock pursuant to such purchases and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the absolute discretion of the Seller. From and including the Averaging Period Start Date to and including the earlier of (i) the Other Bank Completion Date (as defined in the Cover Letter) or (ii) the Relevant Period End Date or, if the Settlement Amount is less than zero, the last day of the Valuation Period, the Seller shall not purchase any shares of Common Stock or enter into any transactions that, in whole or in part, have the effect of giving the Seller “long” economic exposure to the Common Stock in connection with the transactions contemplated by the Agreement on any Trading Day that is not a Relevant Day; provided that the Seller shall be permitted on any day to exercise listed options relating to shares of Common Stock or deliver or receive shares of Common upon exercise of listed options relating to shares of Common Stock, in either case so long as such options were purchased or written in compliance with this sentence.

(b)      It is the intent of the parties that this transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that the Agreement shall be interpreted to comply with the requirements of Rule 10b5-1(c), and neither the Seller nor the Company shall take any action that results in this transaction not so complying with such requirements; provided that nothing herein shall be interpreted as making the Seller responsible for any failure by the Company to comply with the requirements of Rule 10b5-1(c).  Without limiting the generality of the preceding sentence, the Company acknowledges and agrees that (A) the Company does not have, and shall not attempt to exercise, any influence over how, when or whether the Seller effects any purchases of Common Stock in connection with the Agreement, (B) from and including the date of the Agreement to and including the last Settlement Day under the Agreement, neither the Company nor its officers or employees shall, directly or indirectly, communicate any material nonpublic information regarding the Issuer or the Common Stock to, or otherwise influence the trading decisions of, any Restricted Contact Personnel, (C) the Company is entering into the Agreement and the transactions contemplated by the Agreement in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (D) the Company will not alter or deviate from the Agreement or enter into or alter a corresponding hedging transaction with respect to the Common Stock and will otherwise comply with Rule 10b5-1(c)(1)(i)(C).

(c)      In the event that the Seller, in its good faith discretion, determines that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by the Seller but so long as such requirements, policies or procedures are generally applicable to transactions similar to the Agreement, and including without limitation Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E under the Exchange Act, and Regulation M, collectively, the “Requirements”), for the Seller to refrain from purchasing Common Stock or to purchase fewer than the number of shares of Common Stock that the Seller would otherwise purchase on any Relevant Day during the Averaging Period or, if the Settlement Amount is less than zero, the Additional Purchase Period, then the Seller may, in its discretion, elect that the Averaging Period or the Additional Purchase Period, as the case may be, be extended or suspended and extended as appropriate with regard to any Requirements.  If the Seller extends the Averaging Period or the Additional Purchase Period pursuant to this Section 3(c) without suspending such period, the Seller shall as soon as reasonably practicable, and in no event later than 4:30 p.m., New York City time, on the Scheduled Relevant Day immediately preceding the date that would have been the Scheduled Last Averaging Date or the last Relevant Day of the Additional Purchase Period, as the case may be, without extension, notify the Company of such extension and of the new Scheduled Last Averaging Date or the new scheduled last Relevant Day of the Additional Purchase Period, as applicable.  If the Seller suspends the Averaging Period or the Additional Purchase Period, the Seller shall notify the Company no later than 4:30 p.m., New York City time, on the date of such suspension.  At the end of such suspension the Seller shall determine the number of Relevant Days remaining until the Scheduled Last Averaging Date or in the Additional Purchase Period, as the case may be, which number shall not exceed the Remaining Scheduled Days as of the time of such suspension.  The Seller shall notify the Company as soon as reasonably practicable, but in no event later than the Relevant Day immediately following the end of such suspension, of the new Scheduled Last Averaging Date or the new scheduled last Relevant Day of the Additional Purchase Period, as applicable.  To the extent such disclosure is consistent with any applicable legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by the Seller but so long as such requirements, policies or procedures are generally applicable to transactions similar to the Agreement, and including without limitation Rule 10b-5), the Seller shall provide, together with any notice of suspension or extension pursuant to this Section 3(c), an explanation of the reasons therefor.

(d)      The Company agrees that neither the Company nor any of its affiliates or agents shall take any action that would cause Regulation M to be applicable to any purchases of Common Stock, or any security for which the Common Stock is a reference security (as defined in Regulation M), by the Issuer or any of its affiliated purchasers (as defined in Regulation M) during the Relevant Period, unless the Company or its affiliate has provided written notice to the Seller of a planned “distribution” (as defined in Regulation M) of Common Stock or any security for which Common Stock is a reference security not later than the opening of trading on the first day of the relevant “restricted period” (as defined in Regulation M).  The Company acknowledges that any such notice may cause the Averaging Period or the Additional Purchase Period, as the case may be, to be suspended pursuant to Section 3(c).  Accordingly, the Company acknowledges that its or such affiliate’s actions in relation to any such announcement or transaction must comply with the standards set forth in Section 3(b) and represents that it will not be aware of material non-public information at the time it provides such notice to the Seller.

(e)      The Company acknowledges that any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to the Issuer (other than any such transaction in which the consideration consists solely of cash and there is no valuation period) may cause the Averaging Period or the Additional Purchase Period, as the case may be, to be suspended pursuant to Section 3(c).  Accordingly, the Company acknowledges that its or any affiliate’s actions in relation to any such announcement or transaction must comply with the standards set forth in Section 3(b) and represents that it will not be aware of material non-public information on the date of any such announcement.

SECTION 4.  Company Purchases.

On any Trading Day during the Relevant Period, without the prior written consent of the Seller, the Company shall not directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any shares of Common Stock (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for shares of Common Stock except as contemplated in Section 17 below; provided that the Company may enter into an accelerated share repurchase transaction substantially identical to the transactions contemplated by the Agreement with another dealer on the date hereof (an “Other Transaction”) so long as no “Relevant Day” under such Other Transaction is a Relevant Day under the Agreement.  The Seller acknowledges and agrees that nothing in the Agreement shall (i) prohibit any purchases effected by or for an issuer “plan” by an “agent independent of the issuer” (each as defined in Rule 10b-18), (ii) limit the Company’s or any Issuer Entity’s ability to withhold shares of Common Stock to cover tax liabilities associated with equity transactions by such a plan or (iii) otherwise restrict the Company’s or any Issuer Entity’s ability to repurchase shares of Common Stock under privately negotiated transactions with any of its employees, officers, directors or affiliates, so long as, in the case of clause (i), (ii) or (iii) of this sentence, any such purchase, withholding or repurchase does not constitute a “Rule 10b-18 purchase” (as defined in Rule 10b-18) .

SECTION 5.  Settlement.

(a)      After the last day of the Averaging Period,

(i)      if the Settlement Amount is greater than zero the Seller shall transfer to the Company, for no additional consideration, a number of shares of Common Stock equal to the Settlement Amount on the third Trading Day following the Purchase Completion Date, or

(ii)      if the Settlement Amount is less than zero and the Company has elected to:

(A)     deliver Registered Payment Shares, the Company shall transfer to the Seller, for no additional consideration, a number of shares of Common Stock, which will be registered for resale in the manner set forth in Section 6(a), equal to the sum of the Share Amounts for each of the Relevant Days in the Valuation Period (the “Registered Payment Shares”) in the manner provided in Section 5(b),

(B)      deliver Restricted Payment Shares, the Company shall transfer to the Seller, for no additional consideration, a number of shares of Common Stock, which will not be registered for resale, equal to the Restricted Share Amount (the “Restricted Payment Shares”) on the Settlement Day corresponding to the Purchase Completion Date in the manner provided in Section 5(b), and any Make-Whole Payment Shares as provided in Section 5(c), or

(C)      make a cash payment, the Company shall make a cash payment to the Seller in immediately available funds in an amount equal to the Cash Settlement Amount on the third Trading Day following the Purchase Completion Date.

If the Settlement Amount is less than zero, then no later than 8:00 p.m. New York City time on the last day of the Averaging Period (or, in the event that the Seller designates an Accelerated End Date pursuant to, and as defined in, the Cover Letter, no later than 9:00 a.m., New York City time, on the scheduled Trading Day immediately following the date of such designation), the Company shall specify in a notice to the Seller substantially in the form set forth in Appendix A hereto (the “Company Election Notice”) the Company’s election for the Company to deliver Registered Payment Shares, to deliver Restricted Payment Shares or to make a cash payment.  Once made, such election will be irrevocable.  If the Company fails to make such an election by the election deadline, the Company shall have been deemed to have elected to make a cash payment.  If the Company elects to deliver Registered Payment Shares or Restricted Payment Shares pursuant to this Section 5(a)(ii), the Calculation Agent shall have the right to adjust the Cash Settlement Amount to compensate the Seller for its cost of funds at the Federal Funds Rate plus 10 basis points during the Valuation Period.

(b)      Delivery of Registered Payment Shares or Restricted Payment Shares shall be made as follows:

(i)      if Registered Payment Shares are to be transferred to the Seller, on each Settlement Day corresponding to each Relevant Day in the Valuation Period, the Company shall deliver to the Seller a number of Registered Payment Shares equal to the Share Amount for such Relevant Day, and if the Share Amount for any Relevant Day during the Valuation Period includes fractional shares, in lieu of delivering the fractional shares, the Company shall deliver cash to the Seller in an amount based on the closing price of the Common Stock on the NYSE on that Relevant Day, and

(ii)      if Restricted Payment Shares are to be transferred to the Seller, on the Settlement Day corresponding to the Purchase Completion Date, the Company shall deliver to the Seller a number of Restricted Payment Shares equal to the Restricted Share Amount, and the Company shall deliver any additional Make-Whole Payment Shares as provided in Section 5(c).

(c)      If Restricted Payment Shares are delivered in accordance with Section 5(b)(ii), on the Purchase Completion Date a balance (the “Settlement Balance”) shall be established with an initial balance equal to the Cash Settlement Amount.  Following the delivery of Restricted Payment Shares or any Make-Whole Payment Shares, the Seller shall sell all such Restricted Payment Shares or Make-Whole Payment Shares in a commercially reasonable manner during the Valuation Period.  At the end of each Trading Day upon which sales have been made, the Settlement Balance shall be reduced by an amount equal to 97% of the aggregate proceeds received by the Seller upon the sale of such Restricted Payment Shares or Make-Whole Payment Shares.  If, on any Trading Day, all Restricted Payment Shares and Make-Whole Payment Shares have been sold and the Settlement Balance has not been reduced to zero, the Company shall (i) deliver to the Seller or as directed by the Seller on the Settlement Day corresponding to such Trading Day an additional number of Shares (the “Make-Whole Payment Shares”) equal to (x) the Settlement Balance as of such Trading Day divided by (y) the Restricted Share Value of the Make-Whole Payment Shares or (ii) promptly deliver to the Seller cash in an amount equal to the then remaining Settlement Balance.  This provision shall be applied successively until either the Settlement Balance is reduced to zero or the aggregate number of Restricted Payment Shares and Make-Whole Payment Shares equals the Maximum Deliverable Number.  If the Settlement Balance has been reduced to zero prior to the sale of all Restricted Payment Shares and Make-Whole Payment Shares that have been delivered to the Seller, the Seller shall return any unsold Restricted Payment Shares and Make-Whole Payment Shares to the Company.

SECTION 6.  Payment Shares.

(a)      The Company may only deliver Registered Payment Shares pursuant to Section 5(a)(ii)(A) subject to satisfaction of the following conditions:

(i)      a registration statement covering public resale of the Registered Payment Shares by the Seller and complying with the requirements of the Securities Act (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and shall have become effective on or prior to the Purchase Completion Date, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Payment Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to the Seller, in such quantities as the Seller shall reasonably have requested, on or prior to the Purchase Completion Date;

(ii)     the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to the Seller;

(iii)    the Seller and its agents, including the Seller’s Broker-Dealer Entity, if any, shall have been afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to the Issuer customary in scope for underwritten offerings of equity securities of comparable issuers and the results of such investigation are satisfactory to the Seller, in its discretion; and

(iv)    as of the Purchase Completion Date, an agreement (the “Transfer Agreement”) shall have been entered into among the Seller, the Company and the Issuer in connection with the public resale of the Registered Payment Shares by the Seller substantially similar to underwriting agreements customary for underwritten offerings of equity securities of comparable issuers, in form and substance commercially reasonably satisfactory to the Seller, which Transfer Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, the Seller and its affiliates.

If the Settlement Amount is less than zero and the Company has elected to deliver Registered Payment Shares and any of the above conditions is not satisfied as of the Purchase Completion Date, the Company shall, in lieu of delivery of Registered Payment Shares, either (x) make a cash payment to the Seller in immediately available funds in an amount equal to the Cash Settlement Amount on the second Trading Day following the Purchase Completion Date and shall reimburse the Seller for all reasonable, documented out-of-pocket expenses it has incurred in connection with due diligence and otherwise in connection with the anticipated delivery of the Registered Payment Shares, including, without limitation, the reasonable fees and expenses of outside counsel to the Seller incurred in connection thereof or (y) deliver Restricted Payment Shares pursuant to Section 5(a)(ii)(B) and Make-Whole Payment Shares pursuant to Section 5(c), in which case the Calculation Agent may make appropriate adjustments to the settlement terms to compensate the Seller for all reasonable, documented out-of-pocket expenses it has incurred in connection with due diligence and otherwise in connection with the anticipated delivery of the Registered Payment Shares, including, without limitation, the reasonable fees and expenses of outside counsel to the Seller incurred in connection thereof.

(b)      If the Company elects to deliver Restricted Payment Shares pursuant to Section 5(a)(ii)(B) and Make-Whole Payment Shares pursuant to Section 5(c), then:

(i)      all Restricted Payment Shares and Make-Whole Payment Shares shall be delivered to the Seller (or any affiliate of the Seller designated by the Seller) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;

(ii)     The Seller’s Broker-Dealer Entity, if any, the Seller and any potential purchaser of any such shares from the Seller (or any affiliate of the Seller designated by the Seller) identified by the Seller’s Broker-Dealer Entity, if any, or the Seller shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to the Issuer customary in scope for private placements of equity securities and the results of such investigation are reasonably satisfactory to such person, in its discretion; and

(iii)    the Company and the Issuer shall enter into an agreement (a “Private Placement Agreement”) with the Seller (or any affiliate of the Seller designated by the Seller) in connection with the private placement of such shares by the Company to the Seller (or any such affiliate) and the private resale of such shares by the Seller (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of comparable issuers, in form and substance commercially reasonably satisfactory to the Seller or such affiliate, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, the Seller and its affiliates, and shall provide for the payment by the Company of all reasonable, documented out-of-pocket expenses in connection with such resale, including all reasonable fees and expenses of counsel for the Seller, and shall contain representations, warranties and agreements of the Issuer and the Company reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

For the avoidance of doubt nothing in this Section 6(b) shall be read as requiring the Company to deliver cash in respect of the settlement of the transactions contemplated by the Agreement.

(c)      If the Company elects to deliver Restricted Payment Shares pursuant to Section 5(a)(ii)(B) above, the Company shall not take or cause to be taken any action that would make unavailable either (i) the exemption set forth in Section 4(2) of the Securities Act for the sale of any Restricted Payment Shares or Make-Whole Payment Shares by the Company to the Seller or (ii) an exemption from the registration requirements of the Securities Act reasonably acceptable to the Seller for resales of Restricted Payment Shares and Make-Whole Payment Shares by the Seller.

(d)      Notwithstanding the provisions of Section 5(a) above, if the Company has elected to deliver any Payment Shares hereunder, the Company shall not be required to deliver more than the Maximum Deliverable Number of shares of Common Stock as Payment Shares hereunder.

SECTION 7.  Adjustment of Terms.

(a)      In the event (i) of any of the following events involving the Issuer or the Common Stock: bankruptcy, insolvency, reorganization pursuant to Title 11 of the United States Code, Merger Event, Tender Offer, Potential Adjustment Event or Acquisition Transaction Announcement, (ii) the Scheduled Last Averaging Date is extended or postponed or the Averaging Period is suspended pursuant to the terms of the Agreement, (iii) the Seller determines, in its good faith reasonable discretion, that, after using its reasonable best efforts, the Seller is unable or it is impracticable to establish, re-establish, substitute or maintain a hedge of the Seller’s position on commercially reasonable terms in respect of the transactions contemplated by the Agreement or (iv) the Seller determines, in its good faith reasonable discretion, that, after using its reasonable best efforts, it is unable, for reasons other than a deterioration in its creditworthiness, to borrow or maintain borrowings, on commercially reasonable terms, of the total number of shares of Common Stock it reasonably determines necessary to hedge its position in respect of the transactions contemplated by the Agreement at an average rebate rate greater than or equal to the Federal Funds Rate minus 35 basis points, then, in each case, the Scheduled Last Averaging Date, any Daily Average Price, the Settlement Amount and the Cash Settlement Amount, if any, shall be subject to adjustment by the Calculation Agent as in the exercise of its good faith judgment it deems appropriate under the circumstances to preserve the fair value of the Agreement to the Seller prior to the occurrence of such event.  For the avoidance of doubt, in using reasonable best efforts as contemplated by clauses (iii) and (iv) of the immediately preceding sentence, the Seller shall act in good faith and in accordance with its then current policies, practices and procedures (including without limitation any policies, practices or procedures relating to counterparty risk, market risk, reputational risk, credit, documentation, legal, regulatory capital, compliance and collateral), and shall not be required to enter into any securities lending transaction or hedging transaction or transact with any potential securities lender or hedging counterparty if such transaction would not be in accordance with such policies, practices and procedures, and the Seller shall not be responsible for the acts or omissions of any third parties, including any transfer agent, custodian, stock lender, hedging counterparty or clearance system, or of the Issuer, the Company or any affiliate or agent of the Issuer or the Company.  For the avoidance of doubt, no such adjustment shall result in an obligation of the Company to make a cash payment to the Seller, it being understood that such adjustment may be reflected in the cash amount payable at the Company’s election pursuant to Section 5(a)(ii)(C).

(b)      Notwithstanding the authority provided to the Calculation Agent in subsection (a) of this Section 7, in the event of a corporate event (such as certain reorganizations, mergers, or other similar events) in which all holders of Common Stock may receive consideration other than the common equity securities of the continuing or surviving entity, the adjustments referred to in such subsection shall permit the Company to satisfy its settlement obligations hereunder by delivering the consideration received by holders of Common Stock upon such corporate event, in such proportions as in the exercise of its good faith judgment the Calculation Agent deems appropriate under the circumstances.

(c)      In the event that the Issuer declares or pays any Extraordinary Dividend, a Termination Price Event occurs or a Company Bankruptcy occurs, the Seller shall have the right in its discretion to accelerate the settlement of the transactions contemplated by the Agreement by designating any Relevant Day on or after the date of the declaration of such Extraordinary Dividend, the occurrence of such Termination Price Event or the occurrence of such Company Bankruptcy, as the case may be, as the “Acceleration Date”, in which event the last day of the Averaging Period shall be accelerated to the Acceleration Date (regardless of whether the Averaging Period Start Date or First Acceleration Date has occurred prior to the Acceleration Date or whether the Acceleration Date would otherwise occur during any Acceleration Blackout Period), and the Average Purchase Price shall be determined as if the Daily Average Price for all Relevant Days that were, but for such acceleration, scheduled to occur during the Averaging Period on or after the Acceleration Date were the average per share price obtained by the Calculation Agent from at least three experienced third party market participants as the price at which such participant would offer to sell to the Seller a block of shares of Common Stock (with such legal or other restrictions as the Seller may in its reasonable judgment impose on such participant relating to the acquisition of such block or, if such block may be sold short to the Seller, the covering of such participant’s resulting short position) equal in number to the Seller’s theoretical net short position in relation to the Agreement and the transactions contemplated thereby as of the Acceleration Date, as determined in good faith by the Calculation Agent, with such adjustments to such Average Purchase Price as the Calculation Agent shall determine are appropriate to account for the effect of such acceleration on the fair value of the transactions contemplated by the Agreement, and with the Calculation Agent determining a commercially reasonable assumed last Relevant Day of the Averaging Period to be used in making such calculation, which assumed last Relevant Day shall be a day that could have been the last day of the Averaging Period pursuant to the Cover Letter; provided that no adjustment shall be made to account for any Extraordinary Dividend.  “Extraordinary Dividend” means any dividend on the Common Stock with an ex-dividend date that occurs from and including the date of the Cover Letter through and including the last day of the Averaging Period, other than one ordinary cash dividend of $[***] per share per calendar quarter with an ex-dividend date occurring on or after [***],[***],[***],[***],[***] or [***], as applicable, during such calendar quarter, it being understood and agreed that such dividend amount and dates have not been approved by the board of directors of the Issuer and no assurance can be given that such approval will be given by the board of directors of the Issuer.

(d)      In the event that the Issuer effects a share split of the Common Stock, the Maximum Deliverable Number shall be adjusted to equal (i) the Maximum Deliverable Number prior to such adjustment multiplied by (ii) (x) the number of shares of Common Stock outstanding immediately after the effective date of such share split divided by (y) the number of shares of Common Stock outstanding immediately prior to the effective date of such share split.

(e)      For the avoidance of doubt, in no event shall the Calculation Agent have the right to adjust or modify the definition of Scheduled Relevant Day or the duties of the Seller under Section 3(a) of this Schedule or, prior to delivery of the Initial Shares to the Company pursuant to the Agreement, the Initial Shares (other than to account for share dividends or share splits or similar events).

SECTION 8.  Governing Law; Waiver of Jury Trial.

(a)      THE AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

(b)      EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT OR ANY TRANSACTION CONTEMPLATED THEREBY.

(c)      The Company hereby appoints the Issuer as its agent for service of process in any proceeding in any of the Federal and State courts located in the Borough of Manhattan in connection with the Agreement.

SECTION 9.  Assignment and Transfer.

The rights and duties under the Agreement may not be assigned or transferred by the Company or the Seller without the prior written consent of the other party; provided that the Company or the Seller may assign any of such rights or duties hereunder (a) in the case of an assignment or transfer by the Seller, to any affiliate of the Seller with a rating or whose obligations are guaranteed, pursuant to a guarantee in form and substance reasonably acceptable to the Company, by an affiliate with a rating for its long term, unsecured and unsubordinated indebtedness of at least equal to or better than the better of (i) BBB- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”) or Baa3 by Moody’s Investor Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed to by the Company and the Seller and (ii) the rating of the Seller’s ultimate parent at the time of the transfer or assignment and (b) in the case of an assignment or transfer by the Company, to (i) any affiliate of the Company (other than the Issuer) whose obligations are guaranteed by the Issuer pursuant to an agreement in the form of the Guarantee (as defined in the Cover Letter) and by Janssen Pharmaceutical pursuant to a full and unconditional guarantee of payment and performance in form and substance reasonably acceptable to the Seller or (ii) the Issuer.  Notwithstanding the foregoing, the prior written consent of the other party shall be required if in the reasonable judgment of the non-assigning party any such assignment or transfer would result in a material adverse impact on the taxation of any payments or deliveries under the Agreement.

SECTION 10.  No Condition of Confidentiality.

The Seller and the Company hereby acknowledge and agree that, subject to Section 3(b), each of the Seller and Company has authorized the other to disclose every aspect of the Agreement and the transactions contemplated thereby to any and all persons, without limitation of any kind, and there are no express or implied agreements, arrangements or understandings to the contrary, and each of the Seller and the Company hereby waives any and all claims to any proprietary rights with respect to the Agreement and the transactions contemplated thereby, and each party authorizes the other to use any information that such other party receives or has received with respect to the Agreement and the transactions contemplated thereby in any manner.

SECTION 11.  Calculations.

The Calculation Agent shall make all calculations in respect of the Agreement acting in good faith and in a commercially reasonable manner and shall promptly provide written notice of the same to the Company.  Upon receipt of a written request from the Company, the Calculation Agent shall promptly (but in no event later than within five (5) scheduled Trading Days from the receipt of such request) provide to the Company a written explanation describing in reasonable detail any determination made by it (including any quotations, market data or information from internal sources used in making such calculations, but without disclosing the Calculation Agent’s proprietary models or other information that may be proprietary or confidential).

SECTION 12.  Acknowledgments, Representations, Warranties and Agreements.

(a)      The Company acknowledges and agrees that it is not relying, and has not relied, upon the Seller or any affiliate of the Seller with respect to the legal, accounting, tax or other implications of the Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof.  The Company further acknowledges and agrees that neither the Seller nor any affiliate of the Seller has acted as its advisor in any capacity in connection with the Agreement or the transactions contemplated thereby.  The Company is entering into the Agreement with a full understanding of all of the terms and risks hereof (economic and otherwise), has adequate expertise in financial matters to evaluate those terms and risks and is capable of assuming (financially and otherwise) those risks. Without limiting the generality of the foregoing, the Company acknowledges that the Seller is not making any representations or warranties with respect to the treatment of the transactions contemplated by the Agreement under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity.

(b)      The Company represents and warrants to the Seller that (i) it has all corporate power and authority to enter into the Agreement and to consummate the transactions contemplated thereby and (ii) the Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles.

(c)      The Company agrees that if Payment Shares are delivered pursuant to Section 5(a)(ii) or Section 5(c), such Payment Shares, when delivered, shall have been duly authorized and shall be duly and validly issued, fully paid and nonassessable and free of preemptive or similar rights, and such delivery shall pass title thereto free and clear of any liens or encumbrances, other than liens or encumbrances created by Seller or one of its affiliates.  The Seller agrees that if shares of Common Stock are delivered pursuant to Section 5(a)(i), such delivery shall pass title thereto free and clear of any liens or encumbrances, other than liens or encumbrances created by the Company or one of its affiliates.

(d)      The Company represents and warrants to the Seller that it is not entering into the Agreement to facilitate a distribution of the Common Stock (or any security convertible into or exchangeable for Common Stock) or in connection with a future issuance of securities, other than in connection with the Agreement and Plan of Merger among the Issuer, Samson Acquisition Corp. and Synthes, Inc., dated as of April 26, 2011, and the transactions contemplated therein or related thereto.

(e)      The Company represents and warrants to the Seller that it is not entering into the Agreement to create actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock) or to raise or depress or otherwise manipulate the price of the Common Stock (or any security convertible into or exchangeable for Common Stock), in any case for the purpose of inducing the purchase or sale of any such securities by others.

(f)       The Company represents and warrants to the Seller on the Purchase Date and agrees that on each day to and including the Relevant Period End Date (i) its assets at their fair valuation exceed its liabilities, including contingent liabilities, (ii) its capital is adequate to conduct its business and (iii) it has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(g)      The Company represents and warrants to the Seller that the execution and delivery by the Company of, and the compliance by the Company with all of the provisions of, the Agreement and the consummation of the transactions therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, loan agreement or any other material agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, nor will such action result in any violation of the provisions of the constitutive documents of the Company or any material statute or any material order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties.  Without limiting the generality of the foregoing, the Company represents and warrants to the Seller that all action, conditions and things required by or advisable under the laws of Ireland to be taken, fulfilled and done (including the passing of a special resolution and the completion of the other “whitewash” formalities in respect of the Agreement pursuant to section 60 of the Companies Act 1963 of Ireland) in order (i) to enable the Company lawfully to enter into, exercise its rights and perform and comply with its obligations under the Agreement, (ii) to ensure that those obligations are legally binding and enforceable under Irish law and (iii) to make the Agreement admissible in evidence in the Irish Courts have been duly taken, fulfilled and done.

(h)      The Company represents and warrants to the Seller that no consent, approval, authorization, order, registration, qualification or filing of or with any court or governmental agency or body having jurisdiction over the Company or any of its properties is required for the execution and delivery by the Company of, and the compliance by the Company with all the terms of, the Agreement or the consummation by the Company of the transactions contemplated thereby.

(i)       The Company represents and warrants to the Seller as of the date of the Agreement and agrees that, as of the date, if any, that the Company delivers a Company Election Notice to the Seller choosing Share Settlement, none of the Company and its officers and directors is, or will be, as the case may be, aware of any material nonpublic information regarding the Issuer or the Common Stock.

(j)       The Company represents and warrants to the Seller that the Company is not, and after giving effect to the transactions contemplated by the Agreement, will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(k)      Each party represents and warrants to the other party that it is an “eligible contract participant”, as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended.

(l)       For the avoidance of doubt, the parties agree that the commissions incorporated in the definitions of Restricted Share Amount and Restricted Share Value and in Section 5(c) above are commercially reasonable fees for the Seller’s or Seller’s Broker-Dealer Entity’s, as the case may be, activities in connection with Settlement under Section 5.

(m)     The Seller represents and warrants to the Company that it has implemented policies and procedures, taking into consideration the nature of its business, designed to prevent individuals making investment decisions from violating laws prohibiting trading on the basis of material non-public information.

SECTION 13.  Acknowledgments and Agreements With Respect To Hedging and Market Activity.

(a)      The Company acknowledges and agrees that, subject to Section 13(d):

(i)      During the term of the transactions contemplated by the Agreement, the Seller and its affiliates may buy or sell shares of Common Stock or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such transactions;

(ii)      The Seller and its affiliates may also be active in the market for the Common Stock and derivatives linked to the Common Stock other than in connection with hedging activities in relation to the transactions contemplated by the Agreement, including acting as agent or as principal and for its own account or on behalf of customers;

(iii)     The Seller shall make its own determination as to whether, when or in what manner any hedging or market activities in the Issuer’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Daily Average Price, Reported VWAP and/or Registered Share Daily Average Price, as applicable;

(iv)     Any market activities of the Seller and its affiliates with respect to the Common Stock may affect the market price and volatility of the Common Stock, as well as the Daily Average Price, Reported VWAP and/or Registered Share Daily Average Price, as applicable, each in a manner that may be adverse to the Company; and

(v)      The transactions contemplated by the Agreement is a derivative transaction in which it has granted the Seller an option;  the Seller may purchase or sell shares of Common Stock for its own account at an average price that may be greater than, or less than, the price paid by the Company under the terms of such transaction.

(b)      The Company:

(i)       is an “institutional account” as defined in FINRA Rule 4512(c); and

(ii)      is capable of evaluating investment risks independently with regard to the Agreement, and will exercise independent judgment in evaluating the recommendations of the Seller or its associated persons with regard to the Agreement, unless it has otherwise notified the Seller in writing.

(c)      Each of the Company and the Seller agrees that Non-Reliance as set forth in Section 13.1 of the ISDA Definitions, Agreements and Acknowledgments Regarding Hedging Activities as set forth in Section 13.2 of the ISDA Definitions and Additional Acknowledgments as set forth in Section 13.4 of the ISDA Definitions shall be deemed to be Applicable to the transactions contemplated by the Agreement as if the Agreement were a confirmation that was governed by, and incorporated, such Sections of the ISDA Definitions.

(d)      Subject to Section 12(e), the Seller represents and agrees that it is not entering into the Agreement, and will not purchase shares of Common Stock in connection with the Agreement during the Averaging Period or, if applicable, the Additional Purchase Period or otherwise, to create actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock) or to raise or depress or otherwise manipulate the price of Common Stock (or any security convertible into or exchangeable for Common Stock), in any case for the purpose of inducing the purchase or sale of any such securities by others; it being understood that the Seller shall not be responsible for reporting errors of the NYSE or third party reporting systems on which it may be relying.

SECTION 14.  Designation of Affiliate for Transactions in Common Stock.

Notwithstanding any other provision in the Agreement to the contrary requiring or allowing the Seller to purchase, sell, receive or deliver any shares of Common Stock or other securities to or from the Company, the Seller may designate any of its affiliates to purchase, sell, receive or deliver such shares of Common Stock or other securities and otherwise to perform the Seller’s obligations in respect of the Agreement and any such designee may assume such obligations.  Such designation shall not relieve the Seller of any of its obligations hereunder until such designee shall have indefeasibly performed the obligations of the Seller hereunder, at which time the Seller shall be discharged of such obligations to the extent of such performance.  The Seller may assign the right to receive Settlement Shares to any third party who may legally receive Settlement Shares.  The Seller hereby acknowledges that notwithstanding any such designation hereunder, to the extent any of the Seller’s obligations in respect of the Agreement are not completed by its designee, the Seller shall be obligated to continue to perform or to cause any other of its designees to perform in respect of such obligations.

SECTION 15.  No Collateral or Setoff.

Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of the parties hereunder are not secured by any collateral.  Obligations under the Agreement shall not be set off by either party against any other obligations of the other party or that other party’s affiliate, whether arising under the Agreement, under any other agreement between the parties hereto by operation of law or otherwise.

SECTION 16.  Equity Rights.

The Seller agrees that in the event of bankruptcy of the Issuer, the Seller shall not have any rights or assert a claim in respect of the Agreement and the transactions contemplated thereby that is senior in priority to the rights and claims available to shareholders of Common Stock.

SECTION 17.  Other Derivatives.

Notwithstanding anything to the contrary contained herein, the Seller:

(i)       acknowledges that it has been advised by the Company that Issuer Entities may have entered into one or more Internal Equity Transactions;

(ii)      agrees that any such Internal Equity Transactions, the transactions contemplated thereby and the performance by any Issuer Entity of its obligations thereunder shall not constitute a breach of any representation, warranty or agreement by the Company under the Agreement;

(iii)     acknowledges and agrees that any existing Internal Equity Transactions may be renewed, extended or amended at the discretion of any Issuer Entity during the Averaging Period, the Additional Purchase Period, if any, and the Valuation Period, if any, and without any notice to or consent of the Seller, and such renewal, extension or amendment shall not constitute a breach of any representation, warranty or agreement by the Company under the Agreement; provided that any such renewal, extension or amendment does not include or result in, directly or indirectly, the purchase or sale of Common Stock in the public market; and

(iv)    acknowledges and agrees that nothing in the Agreement shall prohibit the Company or any Issuer Entity from entering into any Internal Equity Transaction.

SECTION 18.  Delivery of Shares of Common Stock.

Notwithstanding anything to the contrary herein, the Seller may, by prior notice to the Company, satisfy its obligation to deliver any shares of Common Stock or other securities, other than the Initial Shares, on any date due by making separate deliveries of such shares of Common Stock or securities, as the case may be, at more than one time on or prior to such due date, so long as the aggregate number of shares of Common Stock and other securities so delivered on or prior to such due date is equal to the number required to be delivered on such due date.

SECTION 19.  Tax Gross-Up.

(a)      As used in this Section 19, the following terms shall have the following meanings:

   “Code” means the United States Internal Revenue Code of 1986, as amended.

   “Credit Support Document” means (i) in relation to the Company, the Guarantee (as defined in the Cover Letter) and (ii) in relation to any assignee following an assignment under Section 9, any guarantee of the obligations of such assignee provided pursuant to Section 9.

   “Credit Support Provider” means (i) in relation to the Company, the Issuer and (ii)  in relation to any assignee following an assignment under Section 9, the guarantor of the obligations of such assignee under the guarantee provided pursuant to Section 9.

   “Designated Tax” means, with respect to the Seller’s payment (if any) under Section 5(a)(i) or any return of Purchase Price, Excess Shares or Make-whole Excess Shares (as those terms are defined in the Cover Letter) by the Seller to the Company in connection with a cancellation of the Agreement and the transactions contemplated thereby pursuant to the terms of the Cover Letter, (i) any Dividend Equivalent Tax, (ii) any FATCA Withholding Tax or (iii) any tax that would not have been imposed if the Seller had made such payment or return on the date of the Agreement.

   “Dividend Equivalent Tax” means any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code.

   “FATCA Withholding Tax” means any tax imposed under Section 1471 or 1472 of the Code (or the United States Treasury regulations or other guidance issued or any agreements entered into thereunder).

   “Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under the Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organized, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, the Agreement or a Credit Support Document), excluding (i) any Dividend Equivalent Tax and (ii) any FATCA Withholding Tax.

   “Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under the Agreement other than a stamp, registration, documentation or similar tax.

(b)      Subject to Section 19(e), all payments under the Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant government or taxation authority, then in effect.  If a party is so required to deduct or withhold, then that party (“X”) will:

(i)       promptly notify the other party (“Y”) of such requirement;

(ii)      pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 19) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(iii)     promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

(iv)     if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under the Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for the failure by Y to:

(A)     deliver to X any forms, documents or certificates relating to taxation specified in the Agreement by the date specified in the Agreement, or if none is specified, as soon as reasonably practicable; or

(B)      deliver to X or, in certain cases, to such government or taxation authority as X reasonably directs, upon reasonable demand by X, any other form or document that may be required or reasonably requested in writing in order to allow X or its Credit Support Provider to make a payment under the Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the party in receipt of such demand is legally entitled to complete, execute and submit such form or document and the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of such party), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification as soon as reasonably practicable (clauses (A) and (B) collectively, the “Tax Requirements”).

(c)      If:

(i)       X is required by any applicable law, as modified by the practice of any relevant government or taxation authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 19(b)(iv);

(ii)      X does not so deduct or withhold; and

(iii)     a liability resulting from such Tax is assessed directly against X;

then, except to the extent Y has satisfied (including by making a payment to X pursuant to Section 19(d)) or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any Tax Requirement).

(d)      For all purposes of this Section 19, the requirement that X remit any amount of Dividend Equivalent Tax (without regard to whether there is a payment under the Agreement from which to withhold or deduct such Tax) shall be treated as a requirement to withhold or deduct Tax with respect to a payment under the Agreement.  If at any time, X is required to remit an amount of Dividend Equivalent Tax with respect to the Agreement, then without duplication for any amount that X has deducted on account of such Tax from any amount previously paid to Y pursuant to the Agreement, the amount so required to be remitted shall be payable by Y to X on the date payment is due under Section 871(m) of the Code.  Upon the reasonable request of Y, X will supply to Y computations setting forth in reasonable detail computation of the amount of Dividend Equivalent Tax payable by Y to X pursuant to the preceding sentence.

(e)      Notwithstanding Section 19(a) through (d), the Seller’s payment (if any) under Section 5(a)(i) or any return of Purchase Price, Excess Shares or Make-whole Excess Shares (as those terms are defined in the Cover Letter) by the Seller to the Company in connection with a cancellation of the Agreement and the transactions contemplated thereby pursuant to the terms of the Cover Letter will be made without any deduction or withholding for or on account of any Tax other than a Designated Tax.  If any liability resulting from any Tax other than a Designated Tax is assessed directly against the Seller in connection with such payment or return, then, except to the extent the Company has satisfied or then satisfies the liability, the Company will pay to the Seller an amount equal to the amount of such liability (including any related liability for interest and penalties).  For the avoidance of doubt, if the Seller is required to deduct or withhold any Designated Tax from such payment or return, then this Section 19(e) will not apply and Section 19(a) through (d) will apply.

APPENDIX A

Janssen Pharmaceutical
Little Island Industrial Estate
Little Island
County Cork
Ireland

[      ], 20[  ]

JPMorgan Chase Bank, National Association
c/o J.P. Morgan Securities LLC
383 Madison Avenue
5th Floor
New York, New York 10172

Attention:	Mr. Jason M. Wood
Title:	Managing Director
Facsimile No:	(415) 226-0616
Email:	jason.m.wood@jpmorgan.com

Accelerated Share Repurchase
Company Election Notice

Reference is hereby made to the Cover Letter for Accelerated Share Repurchase (the “Cover Letter” and, together with the Schedule of Standard Terms and Conditions attached thereto, the “Agreement”) between Janssen Pharmaceutical, a company organized under the laws of Ireland and acting on its own behalf and not as an agent of any other entity (the “Company”) and JPMorgan Chase Bank, National Association, London Branch (the “Seller”), dated June 12, 2012.  Capitalized terms used but not defined herein shall have the meaning assigned to them in the Agreement.

This notice (this “Company Election Notice”) is a Company Election Notice under the Agreement.

The Company hereby informs the Seller that, pursuant to Section 5(a) of the Schedule, the Company makes the following election under such section: the Company shall [deliver Registered Payment Shares] [deliver Restricted Payment Shares] [make a cash payment].

JANSSEN PHARMACEUTICAL

By:
Name:
Title:

Annex II

[Guarantee]

Annex III

Graham Orton

Michael Tatro

Annex IV

Scheduled Relevant Day
1	June 20, 2012
2	June 22, 2012
3	June 26, 2012
4	June 28, 2012
5	July 2, 2012
6	July 6, 2012
7	July 10, 2012
8	July 12, 2012
9	July 16, 2012
10	July 18, 2012
11	July 20, 2012
12	July 24, 2012
13	July 26, 2012
14	July 30, 2012
15	August 1, 2012
16	August 3, 2012
17	August 7, 2012
18	August 9, 2012
19	August 13, 2012
20	August 15, 2012
21	August 17, 2012
22	August 21, 2012
23	August 23, 2012
24	August 27, 2012
25	August 29, 2012
26	August 31, 2012
27	September 5, 2012
28	September 7, 2012
29	September 11, 2012
30	September 13, 2012
31	September 17, 2012
32	September 19, 2012
33	September 21, 2012
34	September 25, 2012
35	September 27, 2012
36	October 1, 2012
37	October 3, 2012
38	October 5, 2012
39	October 9, 2012
40	October 11, 2012
41	October 15, 2012
42	October 17, 2012

43	October 19, 2012
44	October 23, 2012
45	October 25, 2012
46	October 29, 2012
47	October 31, 2012
48	November 2, 2012
49	November 6, 2012
50	November 8, 2012
51	November 12, 2012
52	November 14, 2012
53	November 16, 2012
54	November 20, 2012
55	November 26, 2012
56	November 28, 2012
57	November 30, 2012
58	December 4, 2012
59	December 6, 2012
60	December 10, 2012
61	December 12, 2012
62	December 14, 2012
63	December 18, 2012
64	December 20, 2012
65	December 26, 2012
66	December 28, 2012
67	January 2, 2013
68	January 4, 2013
69	January 8, 2013
70	January 10, 2013
71	January 14, 2013
72	January 16, 2013
73	January 18, 2013
74	January 23, 2013
75	January 25, 2013
76	January 29, 2013
77	January 31, 2013
78	February 4, 2013
79	February 6, 2013
80	February 8, 2013
81	February 12, 2013
82	February 14, 2013
83	February 19, 2013
84	February 21, 2013
85	February 25, 2013
86	February 27, 2013
87	March 1, 2013

88	March 5, 2013
89	March 7, 2013
90	March 11, 2013
91	March 13, 2013
92	March 15, 2013
93	March 19, 2013
94	March 21, 2013
95	March 25, 2013
96	March 27, 2013
97	April 1, 2013
98	April 3, 2013
99	April 5, 2013
100	April 9, 2013
101	April 11, 2013
102	April 15, 2013
103	April 17, 2013
104	April 19, 2013
105	April 23, 2013
106	April 25, 2013
107	April 29, 2013
108	May 1, 2013
109	May 3, 2013
110	May 7, 2013
111	May 9, 2013
112	May 13, 2013
113	May 15, 2013
114	May 17, 2013
115	May 21, 2013
116	May 23, 2013
117	May 28, 2013
118	May 30, 2013
119	June 3, 2013
120	June 5, 2013
121	June 7, 2013
122	June 11, 2013
123	June 13, 2013
124	June 17, 2013
125	June 19, 2013
126	June 21, 2013
127	June 25, 2013
128	June 27, 2013
129	July 1, 2013
130	July 5, 2013
131	July 9, 2013
132	July 11, 2013

133	July 15, 2013
134	July 17, 2013
135	July 19, 2013
136	July 23, 2013
137	July 25, 2013
138	July 29, 2013
139	July 31, 2013
140	August 2, 2013
141	August 6, 2013
142	August 8, 2013
143	August 12, 2013
144	August 14, 2013
145	August 16, 2013
146	August 20, 2013
147	August 22, 2013
148	August 26, 2013
149	August 28, 2013
150	August 30, 2013
151	September 4, 2013
152	September 6, 2013
153	September 10, 2013
154	September 12, 2013
155	September 16, 2013
156	September 18, 2013
157	September 20, 2013
158	September 24, 2013
159	September 26, 2013
160	September 30, 2013
161	October 2, 2013
162	October 4, 2013
163	October 8, 2013
164	October 10, 2013
165	October 14, 2013
166	October 16, 2013
167	October 18, 2013
168	October 22, 2013
169	October 24, 2013
170	October 28, 2013
171	October 30, 2013
172	November 1, 2013
173	November 5, 2013
174	November 7, 2013
175	November 11, 2013
176	November 13, 2013
177	November 15, 2013

178	November 19, 2013
179	November 21, 2013
180	November 25, 2013
181	November 27, 2013
182	December 3, 2013
183	December 5, 2013
184	December 9, 2013
185	December 11, 2013
186	December 13, 2013
187	December 17, 2013
188	December 19, 2013
189	December 23, 2013
190	December 27, 2013

Annex V

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